Exhibit 99.1

LBI Media, Inc. Reports Third Quarter 2011 Results

Burbank, CA – November 18, 2011 – LBI Media, Inc., a leading Spanish-language entertainment company, today announced its financial results for the three and nine months ended September 30, 2011. For the three months ended September 30, 2011, net revenues decreased by $0.3 million, or 0.8%, to $30.4 million, from $30.7 million for the same period in 2010. Adjusted EBITDA(1) decreased by $0.2 million, or 2%, to $9.5 million for the three months ended September 30, 2011, from $9.7 million for the same period in 2010.

For the nine months ended September 30, 2011, net revenues increased by $2.4 million, or 3%, to $87.4 million, from $85.0 million for the same period in 2010. Adjusted EBITDA decreased by $2.5 million, or 9%, to $24.0 million for the nine months ended September 30, 2011, from $26.5 million for the same period in 2010. Adjusted EBITDA for the nine months ended September 30, 2011 included the following one-time items: (1) a $0.5 million gain from the settlement of an insurance claim related to Hurricane Ike; (2) a $0.9 million gain on a legal settlement related to a tortious interference claim; (3) a $0.7 million charge related to the settlement of a certain legal dispute, and (4) $0.5 million of expenses related to one-time network expenses. Adjusted EBITDA for the nine months ended September 30, 2010 included the following one-time items and partial period charges: (1) a $1.6 million gain on the assignment of a certain asset purchase agreement, and (2) $0.7 million decrease in service fee expenses related to our EstrellaTV network as only a partial month of service fee expenses was charged in the first quarter of 2010 as compared to a full quarter of service fee expenses charged in the same period in 2011. Excluding these various one-time items in the first, second and third quarters, Adjusted EBITDA in the nine months ended September 30, 2011 would have decreased by 2% compared to Adjusted EBITDA in the same period in 2010.

Commenting on the company’s earnings results, Lenard Liberman, Chief Executive Officer and President said, “The third quarter of 2011 marks the second anniversary of the launch of our national Spanish language television network, EstrellaTV. We are pleased with the progress that we have made in our television network business. Despite these uncertain economic times and the financial instability of the global economy, our television revenues have grown 40% since we launched the network in the third quarter of 2009. This is a testament to the strength of our programming. In Q3 2011, EstrellaTV delivered more growth in impressions over any other broadcast network, Spanish or English, in primetime among Adults 18-49. This is while other Spanish language broadcast networks such as Univision, Telefutura and Azteca all experienced declines in year-over-year impressions. EstrellaTV continues to shine and has ranked as the #3 Spanish language network in primetime several times this season. Our new programs that we introduced this fall include “Mi Sueno Es Bailar” which has shown steady and significant growth in its premiere season. Last night we aired the grand finale and in Los Angeles this show took the number one spot in adults 18-34. We also recently announced that Brighthouse Communications launched EstrellaTV on their system in the Bakersfield DMA, which added over 100,000 new households to EstrellaTV. We continue to focus on growing EstrellaTV’s distribution so that our highly rated programming will reach the maximum number of Hispanic viewers possible. We believe that this, coupled with the strength of our internally produced programming and our owned and operated radio and television assets in key Hispanic markets, will enable us to continue to outperform our competitors, as we have so far in 2011.”

Results for the Three Months Ended September 30, 2011

For the three months ended September 30, 2011, net revenues decreased by $0.3 million, or 0.8%, to $30.4 million, from $30.7 million for the same period in 2010. This change was primarily attributable to decreased advertising revenue from our radio segment, partially offset by an increase in advertising revenue from our television segment.

Net revenues for our radio segment decreased by $1.3 million, or 8.2%, to $15.1 million for the three months ended September 30, 2011, from $16.4 million for the same period in 2010. This change was primarily attributable to declines in advertising revenues in our Dallas, Houston and Los Angeles markets, partially offset by an increase in syndication revenues generated by the Don Cheto morning show.

Net revenues for our television segment increased by $1.1 million, or 7.6%, to $15.4 million for the three months ended September 30, 2011, from $14.3 million for the same period in 2010. This increase was primarily attributable to increased advertising revenue from our EstrellaTV national television network and our Denver station, KETD-TV.

Total operating expenses decreased by $3.7 million, or 12.6%, to $25.4 million for the three months ended September 30, 2011, as compared to $29.1 million for the same period in 2010. This decrease was primarily attributable to a $4.6 million decline in broadcast license and long-lived asset impairment charges and a $0.5 million gain for proceeds received related to an insurance claim. These changes were partially offset by: (1) a $0.8 million increase in loss on disposal of property and equipment, primarily related to the disposal of obsolete television stage props and other equipment; (2) a $0.2 million increase in selling, general and administrative expenses, primarily attributable to: (a) additional costs related to the expansion of our EstrellaTV network, including additional sales staff, (b) incremental costs related to our Denver station, KETD-TV, and (c) an increase in legal fees and employee related costs; (3) a $0.2 million increase in program and technical expenses; and (4) a $0.1 million increase in depreciation and amortization expense.

Adjusted EBITDA decreased by $0.2 million, or 2.4%, to $9.5 million for the three months ended September 30, 2011, as compared to $9.7 million for the same period in 2010. This change was primarily the result of the decline in net revenues in our radio segment and an increase in program and technical expenses and selling, general and administrative expenses, partially offset by an increase in net revenues in our television segment and proceeds received from an insurance claim.

We recognized a net loss of $5.3 million for the three months ended September 30, 2011, as compared to a net loss of $5.2 million for the same period of 2010, an increase in net loss of $0.1 million. This change was primarily attributable to (1) a $3.8 million increase in interest expense and interest and other income; (2) a $1.3 million decrease in net revenues in our radio segment; (3) a $0.8 million increase in loss on disposal of property and equipment; and (4) an increase in selling, general and administrative expenses, and program and technical expenses. These changes were partially offset by (1) a $4.6 million reduction in broadcast licenses and long-lived asset impairment charges; (2) a $1.1 million increase in net revenues in our television segment; and (3) the $0.5 million proceeds received from an insurance claim.

Results for the Nine Months Ended September 30, 2011

For the nine months ended September 30, 2011, net revenues increased by $2.4 million, or 2.8%, to $87.4 million, from $85.0 million for the same period in 2010. This change was primarily attributable to increased advertising revenue from our television segment, partially offset by a decline in our radio segment.

Net revenues for our radio segment declined by $3.1 million, or 7.0%, to $41.6 million for the nine months ended September 30, 2011, from $44.7 million for the same period in 2010. This change was primarily attributable to declines in advertising revenues in our Dallas, Houston and Los Angeles markets, partially offset by an increase in syndication revenues generated by the Don Cheto morning show.

Net revenues for our television segment increased by $5.5 million, or 13.7%, to $45.9 million for the nine months ended September 30, 2011, from $40.4 million for the same period in 2010. This increase was primarily attributable to increased revenue from our EstrellaTV national television network and our Denver station, KETD-TV, which began fully operating in the fourth quarter 2010.

Total operating expenses increased by $0.3 million, or 0.4%, to $73.6 million for the nine months ended September 30, 2011, as compared to $73.3 million for the same period in 2010. This change was primarily attributable to: (1) a $2.5 million increase in selling, general and administrative expenses primarily related to (a) additional costs related to the expansion of our EstrellaTV network, including additional sales staff and costs related to upfront presentations, (b) incremental costs related to our Denver station, KETD-TV, which began fully operating in the fourth quarter 2010, (c) a $0.7 million charge related to a legal settlement and (d) an increase in legal fees and employee related costs; (2) a $2.0 million increase in program and technical expenses, which resulted from (a) an increase in amortization of capitalized costs related to the production of original programming content and (b) incremental costs related to our EstrellaTV network; (3) the absence in 2011 of the $1.6 million gain on assignment of the asset purchase agreement to acquire radio station KDES-FM; (4) a $1.5 million increase in loss on disposal of property and equipment, primarily related to the disposal of obsolete television stage props and other equipment; (5) a $0.3 million increase in depreciation and amortization expense; and (6) a $0.1 million increase in promotional expenses.

These increases in total operating expenses were partially offset by (1) a $6.3 million decrease in broadcast licenses and long-lived asset impairment charges; (2) a $0.9 million gain related to a certain legal settlement; and (3) the $0.5 million proceeds received from an insurance claim.

Adjusted EBITDA decreased by $2.5 million, or 9.4%, to $24.0 million for the nine months ended September 30, 2011, as compared to $26.5 million for the same period in 2010. This change was primarily the result of (1) the $4.5 million increase in program and technical expenses and selling, general and administrative expenses; (2) the $3.1 million decrease in net revenues in our radio segment; and (3) the absence in 2011 of the $1.6 million gain realized on the assignment of the asset purchase agreement to acquire radio station KDES-FM. These changes were partially offset by (1) the $5.5 million increase in net revenues in our television segment; (2) the $0.9 million gain related to the settlement of a certain legal dispute; and (3) the $0.5 million proceeds received from an insurance claim.

We recognized a net loss of $15.6 million for the nine months ended September 30, 2011, as compared to a net loss of $9.0 million for the same period of 2010, an increase in net loss of $6.6 million. This change was primarily attributable to (1) the absence in 2011 of the $1.6 million gain on assignment of the asset purchase agreement to acquire radio station KDES-FM; (2) the $3.1 million decline in net revenues in our radio segment; (3) the $1.0 million write off of deferred financing costs relating to LBI Media’s prior senior secured credit facility; (4) higher interest expense; and (5) an increase in program and technical expenses and selling, general and administrative expenses. These increases were partially offset by (1) the $5.5 million increase in net revenues in our television segment; (2) the $6.3 million reduction in broadcast license impairment charges; (3) the $0.9 million legal settlement gain; and (4) the $0.5 million proceeds received from an insurance claim.

Third Quarter 2011 Conference Call

We will host a conference call to discuss our financial results for the three and nine months ended September 30, 2011 on Friday, November 18, 2011 at 4:00 PM Eastern Time. Interested parties may participate in the conference call by dialing (800) 946-0774 beginning fifteen minutes prior to the scheduled start time of the call, asking for the “LBI Media, Inc. Third Quarter 2011 Results Conference Call” and providing confirmation code 2228460 to the operator. The conference call will be recorded and made available for replay through Friday, November 25, 2011. Investors may listen to the replay of the call by dialing (888) 203-1112, then entering the pass code 2228460.

Information for Holders of LBI Media’s 8 1/2% Senior Subordinated Notes due 2017 and 9 1/4% Senior Secured Notes due 2019

The financial results for LBI Media, Inc.’s third quarter ended September 30, 2011 will be posted on our website at www.lbimedia.com/investors.html. Holders and beneficial owners of LBI Media, Inc.’s 8 1/2% Senior Subordinated Notes due 2017 and 9 1/4% Senior Secured Notes due 2019 may access this information by contacting Wisdom Lu at (818) 729-5316 to receive a temporary username and password.

About LBI Media, Inc.

We are a leading Spanish-language entertainment company and one of the largest Spanish-language radio and television broadcasters in the United States, based on revenues and number of stations. We own 21 radio stations (fifteen FM and six AM) and nine television stations in greater Los Angeles, CA (including Riverside, San Bernardino and Orange counties), Chicago, IL, Dallas-Ft. Worth, TX, Denver, CO, Houston, TX, New York, NY, Phoenix, AZ, Salt Lake City, Utah, and San Diego, CA. In addition, we own “EstrellaTV”, a leading Spanish-language national television broadcast network in the United States. We also own four television production facilities that we use to produce our core television programming. We are affiliated with television stations in various states and along with our owned and operated television stations, broadcast EstrellaTV in 37 U.S. designated market areas, including nine each in California and Texas, four in Florida, three in Arizona, two in Nevada and one each in Colorado, Illinois, Nebraska, New Mexico, New York, North Carolina, Oklahoma, Oregon, Utah, and Washington.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the U.S. securities laws. These statements are based upon current expectations and involve certain risks and uncertainties, including those related to the expected future operating performance of our radio stations, television stations, television broadcast network, and studio operations. Forward-looking statements include but are not limited to information preceded by, or that include the words, “believes”, “expects”, “prospects”, “pacings”, “anticipates”, “could”, “estimates”, “forecasts” or similar expressions. The reader should note that these statements may be impacted by several factors, including economic changes, regulatory changes, increased competition, changes to our relations with affiliate stations, the timing of announced acquisitions or station upgrades, the successful integration of television and radio assets we acquire, changes in the broadcasting industry generally, and changes in interest rates. Accordingly, our actual performance and results may differ significantly from those anticipated in the forward-looking statements. Please see the recent public filings of our parent, LBI Media Holdings, Inc., for information about these and other risks that may affect us. We and our parent, LBI Media Holdings, Inc., undertake no obligation to update or revise the information contained herein because of new information, future events or otherwise, except as required by law.

Contact: Wisdom Lu, CFA

Chief Financial Officer

(818) 729-5316

(1) We define Adjusted EBITDA as net income or loss plus income tax expense or benefit, gain or loss on sale and disposal of property and equipment, net interest expense and other income, interest rate swap expense or income, depreciation and amortization, impairment of broadcast licenses and long-lived assets, gain on note purchases, and stock-based compensation expense. Management considers this measure an important indicator of our performance because it eliminates the effects of certain non-cash items and our capital structure. It also provides useful information to investors regarding our financial condition and results of operations and our ability to service debt. This measure should be considered in addition to, but not as a substitute for, or superior to, other measures of liquidity and financial performance prepared in accordance with accounting principles generally accepted in the U.S., such as cash flows from operating activities, operating income or loss and net income or loss. In addition, our definition of Adjusted EBITDA may differ from those of many companies reporting similarly named measures. See tables at the end of this press release for a reconciliation of net (loss) income to Adjusted EBITDA.

Results of Operations:

LBI MEDIA, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net revenues	$30,461	$30,720	$87,441	$85,022
Operating expenses:
Program and technical, exclusive of depreciation and amortization shown below	9,902	9,663	29,303	27,322
Promotional, exclusive of depreciation and amortization shown below	903	945	2,180	2,038
Selling, general and administrative, exclusive of depreciation and amortization shown below	10,640	10,406	33,293	30,757
Depreciation and amortization	2,632	2,548	7,806	7,506
Loss (gain) on sale and disposal of property and equipment	923	88	1,518	63
Impairment of broadcast licenses and long-lived assets	880	5,450	880	7,222
Proceeds from insurance claim	(455)	—	(455)	—
Gain on legal settlement	—	—	(900)	—
Gain on assignment of asset purchase agreement	—	—	—	(1,599)

Total operating expenses	25,425	29,100	73,625	73,309

Operating income	5,036	1,620	13,816	11,713
Interest expense, net of amounts capitalized	(10,937)	(7,077)	(30,944)	(21,076)
Interest rate swap income	799	481	2,335	1,338
Interest and other income	246	191	687	567

Loss before provision for income taxes	(4,856)	(4,785)	(14,106)	(7,458)
Provision for income taxes	(480)	(426)	(1,475)	(1,576)

Net loss	$(5,336)	$(5,211)	$(15,581)	$(9,034)

Adjusted EBITDA (2)	$9,477	$9,712	$24,039	$26,523

(2)	Refer to our definition of Adjusted EBITDA in footnote (1). Also, see the tables at the end of this press release for a reconciliation of net loss to Adjusted EBITDA.

Results of Operations (continued):

LBI MEDIA, INC.

UNAUDITED SELECTED SEGMENT DATA

(In thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2011	2010	% Change	2011	2010	% Change
Net revenues:
Radio	$15,051	$16,392	-8%	$41,553	$44,667	-7%
Television	15,410	14,328	8%	45,888	40,355	14%

Total	$30,461	$30,720	-1%	$87,441	$85,022	3%

Total operating expenses before gain on assignment of asset purchase agreement, gain on legal settlement, proceeds from insurance claim, stock-based compensation expense, impairment of broadcast licenses and long-lived asset, loss (gain) on sale and disposal of property and equipment and depreciation and amortization:

Radio	$8,230	$8,829	-7%	$25,366	$25,278	0%
Television	13,209	12,179	8%	39,391	34,820	13%

Total	$21,439	$21,008	2%	$64,757	$60,098	8%
Gain on assignment of asset purchase agreement:
Radio	$—	$—	—	$—	$(1,599)	-100%
Television	—	—	—	—	—	—

Total	$—	$—	—	$—	$(1,599)	-100%
Gain on legal settlement:
Radio	$—	$—	—	$(900)	$—	—
Television	—	—	—	—	—	—

Total	$—	$—	—	$(900)	$—	—
Proceeds from insurance claim:
Radio	$(262)	$—	—	$(262)	$—	—
Television	(193)	—	—	(193)	—	—

Total	$(455)	$—	—	$(455)	$—	—
Stock-based compensation expense:
Corporate	$6	$6	0%	$19	$19	0%

Total	$6	$6	0%	$19	$19	0%
Impairment of broadcast licenses and long-lived assets:
Radio	$—	$39	-100%	$—	$39	-100%
Television	880	5,411	-84%	880	7,183	-88%

Total	$880	$5,450	-84%	$880	$7,222	-88%
Loss (gain) on sale and disposal of property and equipment:
Radio	$186	$70	166%	$223	$70	219%
Television	737	18	3994%	1,295	(7)	-18600%

Total	$923	$88	949%	$1,518	$63	2310%
Depreciation and amortization:
Radio	$1,422	$1,343	6%	$4,152	$4,022	3%
Television	1,210	1,205	0%	3,654	3,484	5%

Total	$2,632	$2,548	3%	$7,806	$7,506	4%
Operating income (loss):
Radio	$5,475	$6,111	-10%	$12,975	$16,857	-23%
Television	(433)	(4,485)	90%	860	(5,125)	117%
Corporate	(6)	(6)	0%	(19)	(19)	0%

Total	$5,036	$1,620	211%	$13,816	$11,713	18%
Adjusted EBITDA (3)
Radio	$7,083	$7,563	-6%	$17,350	$20,988	-17%
Television	2,394	2,149	11%	6,689	5,535	21%

Total	$9,477	$9,712	-2%	$24,039	$26,523	-9%

(3)	See footnote (1). Also, see the tables at the end of this release for a reconciliation of operating income (loss) for each segment to Adjusted EBITDA for such segment.

Results of Operations (continued):

LBI MEDIA, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$13,217	$294
Accounts receivable, net	24,787	23,344
Current portion of television program costs, net	1,080	640
Amounts due from related parties	563	409
Current portion of employee advances	157	105
Prepaid expenses and other current assets	1,907	1,578

Total current assets	41,711	26,370
Property and equipment, net	94,538	94,163
Broadcast licenses, net	165,773	166,653
Deferred financing costs, net	11,638	4,660
Notes receivable from related parties	3,035	3,034
Employee advances, excluding current portion	1,769	1,790
Television program costs, excluding current portion	14,994	10,181
Notes receivable from parent	30,393	26,055
Other assets	7,918	3,734

Total assets	$371,769	$336,640

Liabilities and shareholder’s deficiency
Current liabilities:
Cash overdraft	$—	$1,050
Accounts payable	3,636	2,858
Accrued liabilities	6,746	8,049
Accrued interest	14,160	8,625
Amounts due to parent	2,746	1,283
Fair value of interest rate swap	811	—
Current portion of long-term debt	171	1,364

Total current liabilities	28,270	23,229
Long-term debt, excluding current portion	444,688	402,174
Fair value of interest rate swap	—	3,146
Deferred income taxes	25,811	20,160
Other liabilities	3,521	2,890

Total liabilities	502,290	451,599
Shareholder’s deficiency:
Common stock	—	—
Additional paid-in capital	101,806	101,787
Accumulated deficit	(232,327)	(216,746)

Total shareholder’s deficiency	(130,521)	(114,959)

Total liabilities and shareholder’s deficiency	$371,769	$336,640

Results of Operations (continued):

The table set forth below reconciles net loss, calculated and presented in accordance with U.S. generally accepted accounting principles, to Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(In thousands)
Net loss	$(5,336)	$(5,211)	$(15,581)	$(9,034)
Add:
Provision for income taxes	480	426	1,475	1,576
Interest expense and other income, net	10,691	6,886	30,257	20,509
Interest rate swap income	(799)	(481)	(2,335)	(1,338)
Depreciation and amortization	2,632	2,548	7,806	7,506
Impairment of broadcast licenses and long-lived assets	880	5,450	880	7,222
Loss (gain) on sale and disposal of property and equipment	923	88	1,518	63
Stock-based compensation expense	6	6	19	19

Adjusted EBITDA	$9,477	$9,712	$24,039	$26,523

The following is a reconciliation of operating income to Adjusted EBITDA for our radio division:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(In thousands)
Radio division operating income	$5,475	$6,111	$12,975	$16,857
Depreciation and amortization	1,422	1,343	4,152	4,022
Loss on sale and disposal of property and equipment	186	70	223	70
Impairment of broadcast licenses and long-lived assets	—	39	—	39

Radio division Adjusted EBITDA	$7,083	$7,563	$17,350	$20,988

The following is a reconciliation of operating income (loss) to Adjusted EBITDA for our television division:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(In thousands)
Television division operating income (loss)	$(433)	$(4,485)	$860	$(5,125)
Depreciation and amortization	1,210	1,205	3,654	3,484
Loss (gain) on sale and disposal of property and equipment	737	18	1,295	(7)
Impairment of broadcast licenses and long-lived assets	880	5,411	880	7,183

Television division Adjusted EBITDA	$2,394	$2,149	$6,689	$5,535